Exhibit 10.32

June 7, 2005

Dear Maury:

It gives me great pleasure to offer you the position of Chief Financial Officer for Portal Software, Inc. (Portal) reporting to me. This offer is valid for five (5) business days. We plan for you to begin employment with us as soon as possible, the precise start date to be agreed upon.

Your compensation and employee benefits package will include the following:

Starting Salary

You will receive a semi-monthly salary of $12,500 (Twelve thousand five hundred dollars).

Bonus

You will be paid a sign-on bonus in the amount of $110,000, payable in 3 payments, first upon hire and then quarterly thereafter. If you resign or are terminated with cause prior to one year, a prorated portion of this bonus shall be returned to Portal. You may keep 1/12th of the bonus amount for each full month of employment you complete.

Incentive Plan

You are a participant in the executive incentive plan under which you are eligible to receive a 50% target incentive of your base salary based on the achievement of objectives established by Portal Software Inc. You understand and acknowledge that the incentive plan is an annual plan and is only applicable for a single year. The Company has the discretion to amend, terminate or discontinue the incentive plan at any time.

For FY06, the Board of Directors approved a stock-based bonus plan for the executive staff, tied 100% to achieving the company’s financial performance goal. Under this program you will receive a grant of 44,380 restricted stock units, with accelerated vesting, if the performance goal is achieved.

Change of Control

You will receive the standard Change of Control agreement applicable to Senior Vice Presidents.

Benefits

You will participate in the standard Portal benefit plan, plus normal Portal holidays. As a corporate senior vice president, you will not accrue PTO, rather you will use discretion in requesting time off from your manager.

Stock Options

Subject to the approval of the Board of Directors, you will be granted an option to purchase 250,000 (two hundred and fifty thousand) shares of Portal common stock. The exercise price will be the fair market value on the date the option is granted by the Board of Directors after your date of hire. The option vests over a four (4) year period from your start of employment.

Maury Austin

June 7, 2005

While the Company’s goal is an ongoing, mutually rewarding employment relationship with every employee, the Company does not enter into employment agreements for fixed terms. Employment with the Company is at-will, which means that both the employee and the Company retain the right to terminate the employment relationship at any time, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits, as well as Portal’s personnel policies and procedures, may change from time-to-time, the “at will” nature of your employment may only be changed in a document signed by you and the President of Portal.

Please note that, in compliance with the Immigration Reform Act of 1986, all new employees are required to submit proof of U.S. citizenship or legal alien status within three business days of employment with Portal. Enclosed is an I-9 Form that lists the documents that you can present to fulfill this requirement. Please submit your documents, along with a completed I-9 Form, on your first day of employment to Human Resources.

Your employment with Portal is contingent upon the accuracy of the information you have provided, as well as a completed background investigation and reference checks. In consideration of your employment, you agree to conform to the rules and regulations of Portal. This offer and your employment are contingent upon receipt of your signature on our standard Proprietary Information and Inventions Agreement, which is enclosed. Upon acceptance of this offer, please sign one of the original letters, and return to Barbara Portier in Human Resources in the Cupertino, CA office, AS SOON AS POSSIBLE. You may fax the documents to 408-572-3417. A copy of the offer letter is enclosed for your files.

On your first day at Portal, please present the following enclosed documents to Human Resources:

•	I-9 Form

•	W-4 Form

•	Proprietary Information & Inventions Agreement

•	Portal Harassment Policy

•	Insider Trading & Investing Summary

Maury Austin

June 7, 2005

Maury, I am sure you will find Portal an exciting and challenging environment in which to work and I look forward to your becoming a part of our team.

Sincerely,	Offer Accepted: ___________________

Date: ___________________________
Dave Labuda Chief Executive Officer Portal Software Inc.	Start Date: _______________________

Enclosures

DL/sm